CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm, Ashland Partners and Company LLP, in the RNC Genter Dividend Income Fund Prospectus dated January 2, 2009 in regard to our verification of RNC Genter Capital Management’s compliance with the Global Investment Performance Standards (GIPS®).

/s/ ARIN STANCIL

Arin Stancil, CFA, CIPM
Partner

Ashland Partners & Company LLP
525 Bingham Knoll, Suite 200
Jacksonville, OR 97530
January 2, 2009